EXHIBIT 10.6
Director Compensation Summary
Meeting Fees
The Board of Directors of the Wilson Bank Holding Company (the “Company”) also serves as the Board of Directors of Wilson Bank and Trust (the “Bank”). In 2009, each director received $2,300 per month for his services as a director of the Company. In addition, each director of the Bank received $850 per month for his services as a director of the Bank and $450 for each committee meeting of the Bank he attended, not to exceed $1,700 per month, as a member of the various committees on which he serves. In addition, fees of $1,518 and $1,112 were paid to each of the directors of the Company and the directors of the Bank, respectively, for attendance at two Company and Bank planning retreats held during 2009. Messrs. C. Bell and Comer received $400 per month for serving on the Advisory Board of the Smith County branches of the Bank. Messrs. Trice, J. Bell and VanHooser received $400 per month for serving on the Advisory Board of the Dekalb County branches of the Bank.
Directors are reimbursed for their expenses incurred in connection with their activities as the Company’s directors.
Committee Meeting Fees
Each director of the Bank receives $450 for each committee meeting of the Bank he attended, not to exceed $1,700 per month, as a member of the various committees on which he serves.
The foregoing information is summary in nature. Additional information regarding director compensation will be provided in the Company’s proxy statement to be filed in connection with the 2010 annual meeting of the Company’s shareholders.

Named Executive Officer Compensation Summary
The following table sets forth the current base salaries paid to the Company’s President and Chief Executive Officer and its other named executive officers and the amount of the cash bonus paid to these persons for 2009.

Executive Officer	Current Salary	2009 Cash Bonus

J. Randall Clemons, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank	$339,295	$176,205

Lisa Pominski, Chief Financial Officer of the Company and the Bank	$105,584	$16,666

H. Elmer Richerson, President of the Bank and Executive Vice President of the Company	$262,650	$135,090

Gary Whitaker, Executive Vice President of the Bank	$167,020	$35,537

John C. McDearman III Senior Vice President — Central Division of the Bank	$147,488	$27,195
The Company has entered into Executive Salary Continuation Agreements, as amended on December 30, 2008 with certain of its senior executive officers, including Messrs. Clemons, Richerson, Whitaker and McDearman and Ms. Pominski, pursuant to which each such executive officer (or his or her beneficiaries) is entitled, if certain performance targets for the Bank are met, to receive annual payments for 15 years, upon retirement at age 65 or, if sooner, the death or disability of such executive officer.
In addition to their base salaries, these executive officers are also eligible to:
• Participate in the Company’s cash bonus plan;
• Participate in the Company’s equity incentive programs, which currently involves the award of stock options pursuant to the Company’s Stock Option Plan; and
• Participate in the Company’s broad-based benefit programs generally available to its employees, including health, disability and life insurance programs and the Company’s 401(k) Plan.
The foregoing information is summary in nature. Additional information regarding the named executive officer compensation is included in the Company’s proxy statement filed in connection with the 2010 annual meeting of the Company’s shareholders.